EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:

Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Bruce Voss
Guy Childs, Chief Financial Officer	Ina McGuinness
(719) 633-8333	(310) 691-7100
www.spectranetics.com	www.lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS REPORTS REVENUE GROWTH OF 11%

Growth Led by 25% Increase in Coronary Atherectomy Sales

COLORADO SPRINGS, Colo. (April 21, 2004) – Spectranetics Corporation (Nasdaq: SPNC) today announced that revenue for the quarter ended March 31, 2004 rose 11% to $7.8 million from $7.0 million in the comparable prior-year quarter, and rose 5% from $7.4 million in the seasonally strong immediately preceding quarter. Net income for the first quarter of 2004 was $135,000, or $0.01 per diluted share, compared with net income of $141,000, or $0.01 per diluted share, in the first quarter of 2003.

For the 2004 first quarter, disposable product revenue (which includes coronary atherectomy and lead removal products) rose 14% to $5.7 million from $5.0 million in the same quarter last year, due primarily to a 25% increase in coronary atherectomy revenue. Laser equipment revenue (which includes laser system sales and rental fees) declined from the year-ago period, and was $761,000 in the 2004 first quarter compared with $1.1 million in the 2003 first quarter. This decline is consistent with the focus of field sales resources on disposable product sales and a continued shift towards evaluation and rental placements as opposed to outright sales.

Gross margin for the first quarter of 2004 was 73%, up from 70% in the year-ago quarter reflecting a product mix favoring disposable products.

The Company’s worldwide installed base of lasers increased by a net of five lasers during the quarter ended March 31, 2004, compared with a net increase of one new laser placement during the first quarter of 2003. The worldwide installed laser base at March 31, 2004 totals 388 systems, which includes 287 laser systems in the United States.

“We are very pleased with this quarter’s top-line growth, which was driven by solid execution of our strategy to increase disposable product sales. The strength of our coronary atherectomy business is particularly encouraging and reflects positive customer response to a live laser case at the first-ever ‘CTO Club’ meeting, at which many of the world’s top interventional cardiologists convened to view developments in the treatment of chronic total occlusions,” said John G. Schulte, president and chief executive officer. “We believe this favorable response, along with the growing base of clinical evidence supporting use of lasers in treating saphenous vein grafts and acute myocardial infarction, contributed to heightened awareness of the effectiveness of laser technology in complex atherectomy procedures.”

“We remain confident as we await a determination from the FDA on our 510(k) application for use of our laser to treat totally occluded arteries in patients with symptomatic peripheral vascular disease, including critical limb ischemia,” Schulte continued. “FDA marketing clearance would mark another important milestone for the Company, would open up an important new market for our laser system and would enable us to commence a product launch of the new larger diameter catheters immediately.”

Company Reiterates 2004 Financial Guidance

Spectranetics today reiterated its 2004 financial guidance, which projects annual revenue growth of 5% to 7% driven primarily by an increase in disposable product sales and by the placement of 25 to 30 new lasers. Net income is expected to be $500,000 to $1 million. This financial guidance assumes no revenue contribution from the treatment of patients with critical limb ischemia. However, it does reflect costs associated with the hiring of at least three new clinical account managers and the advancement of clinical research focused on a laser-based treatment of heart attacks.

Conference Call

Spectranetics will hold a conference call to discuss first quarter results today, beginning at 11:00 a.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 6862280.

The live conference call also will be available via the Internet on the investor relations section of the company’s Web site at www.spectranetics.com, and a recording of the call will be available on the site for 14 days following the completion of the call.

About Spectranetics

Spectranetics is a medical device company that develops, manufactures and markets single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system in conjunction with its proprietary excimer laser system. Our CVX-300® excimer laser is the only system approved by the FDA for multiple cardiovascular procedures, including coronary atherectomy, and the removal of problematic pacemaker and defibrillator leads. Nearly all of our FDA-approved and investigational applications have received Communautes Europeennes (CE) mark registration for marketing within Europe. The Company is currently seeking 510(k) clearance from the FDA for the laser-based treatment of patients suffering from total occlusions (blockages) in their leg arteries.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include increasing price and product competition, increased pressure on expense levels resulting from expanded marketing and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, the potential size of market opportunities associated with new products, market acceptance of new products or applications, product defects, price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

Spectranetics and CVX-300 are registered trademarks of The Spectranetics Corporation.

-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)

	Three Months Ended
	March 31,
	2004	2003
Revenue	$7,787	$6,977
Cost of revenue	2,131	2,108

Gross margin	5,656	4,869
Gross margin %	73%	70%
Operating expenses:
Selling, general and administrative	4,431	3,870
Research, development and other technology	1,119	924

Total operating expenses	5,550	4,794

Operating income (loss)	106	75
Other income, net	29	66

Net income (loss)	$135	$141

Earnings (loss) per common and common equivalent share – basic and diluted—	$0.01	$0.01

Weighted average shares outstanding
Basic	24,655	23,983
Diluted	26,584	24,868

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)

	March 31,	December 31,
	2004	2003
Assets
Current assets
Cash, cash equivalents and securities	$12,948	$11,281
Accounts receivable, net	4,862	4,729
Inventories	2,048	1,899
Other current assets	1,036	621

Total current assets	20,894	18,530
Property, plant and equipment, net	3,565	3,633
Restricted cash -	—	1,133
Investment securities, non current	2,000	2,000
Other assets	731	786

Total assets	$27,190	$26,082

Liabilities and stockholders’ equity
Current liabilities	8,032	7,697
Non-current liabilities -	136	173
Stockholders’ equity	19,022	18,212

Total liabilities and stockholders’ equity	$27,190	$26,082

THE SPECTRANETICS CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)

	Three Months Ended
	March 31,
	2004	2003
Laser sales summary:
Laser sales from inventory	1	2
Laser sales from evaluation/rental units	2	6

Total laser sales	3	8
Worldwide installed base summary:
Laser sales from inventory	1	2
Rental placements	0	2
Evaluation placements	6	1

Laser placements during quarter	7	5
Buy-backs/returns during quarter	(2)	(4)

Net laser placements during quarter	5	1
Total lasers placed at end of quarter	388	361
Product line revenue summary:
Laser Revenue:
Equipment sales	$438	$761
Rental fees	323	311

Total	761	1,072
Disposable products revenue	5,713	5,017
Service and other revenue	1,313	888
Total revenue	7,787	6,977
Cash provided (used) by operating activities	(43)	202

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